                                                                EXHIBIT 11.1
                   Integrated Packaging Assembly Corporation
                       Computation of Earnings Per Share
                     (In thousands, except per share data)


                                                      Year Ended
                                               1996       1995        1994
                                            ----------  --------    ---------
Weighted average common
  shares outstanding...................        11,967     2,111       2,051

Common equivalent shares from
 "options, warrants and convertible
 preferred stock (1)...................          --       2,347       2,347

Weighted average common equivalent
 shares from convertible preferred stock
 calculated using if-converted method.....     1,310      6,123       5,092

Weighted average common stock equivalents
 calculated by the treasury stock method
 applied to options and warrants..........       880        675          --
                                             _______    _______     _______
Weighted average common shares and
 equivalents.............................     14,157     11,256       9,490
                                             =======    =======     =======

Net income...............................    $ 2,317    $  1,550     (2,086)
                                             =======    =======     =======

Net income per share.....................     $0.16       $0.14      ($0.22)
                                             =======    =======     =======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares and options issued by the Company during the 12 month period prior to the initial public offering of the Company common stock have been included as ifthey were outstanding for all periods presented.